Morgan Stanley Municipal Premium Income Trust
                     Item 77(o) 10f-3 Transactions
                    January 1, 2002 - June 30, 2002


Security    Date of   Price  Share  % of    Total         Purcha  Broker
            Purchase  Of     s      Assets  Issued        sed
                      Shares Purch                        By
                             ased                         Fund
Indianapol  04/17/02  Variou  2,000 0.33%   $580,370,000  0.17%   Bear
is Pub                s        ,000                               Stearns
Impr Bnd
Bnk, IN
Wtrwks,
Ser 2002 A
(MBIA)
Metropolit  06/26/02  Variou  3,000 0.97%   $679,450,000  0.44%   Paine
an Trans              s        ,000                               Webber
Auth, NY,
St Srv
Contract
Ser 2002 B
(MBIA)
NYC         06/14/02  $108.5  2,000 0.65%   $1,239,894.1  0.16%   Lehman
Transition            0        ,000                    4          Brothers
al Fin
Auth, NY,
Refg 2003
Ser
(Aaa/AA+)